Exhibit 5.1

Jason L. Kent

+1 858 550 6044

jkent@cooley.com

May 25, 2022

Mirum Pharmaceuticals, Inc.

950 Tower Lane, Suite 1050

Foster City, California 94404

Ladies and Gentlemen:

We have represented Mirum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 841,792 shares (the “Shares”) of common stock, $0.0001 par value per share (“Common Stock”), held by certain selling stockholders identified in the Prospectus.

The Shares consist of (i) 609,305 currently outstanding shares of Common Stock issued pursuant to that certain Agreement and Plan of Merger, dated as of May 20, 2022 (the “Merger Agreement”), by and among the Company, Styx Merger Sub, Inc., Satiogen Pharmaceuticals, Inc., and Shareholder Representative Services LLC as the securityholders’ representative, (ii) 32,494 shares of Common Stock that may be issued pursuant to the Merger Agreement but have been held back to satisfy certain indemnification obligations (the “Holdback Shares”), and (iii) 199,993 shares that may be issued pursuant to the Merger Agreement contingent upon achievement of a certain milestone (the “Milestone Shares”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect, (iii) the Merger Agreement and (iv) originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, other than the Holdback Shares and the Milestone Shares, have been validly issued and are fully paid and nonassessable, and that the Holdback Shares and the Milestone Shares, if and when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

May 25, 2022

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jason Kent
Jason L. Kent

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com